UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2023
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LegalZoom.com, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-35618	95-4752856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 North Brand Boulevard, 11th Floor Glendale, California	91203
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (323) 962-8600
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LZ	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On October 11, 2023 (the “Effective Date”), LegalZoom.com, Inc.’s (“LegalZoom”) wholly owned subsidiary, 9900 Spectrum LLC, a Texas limited liability company (“Seller”), entered into a purchase agreement (the “Agreement”) with Trinity Foundation RE Venture, LLC (the “Buyer”) to sell on an “as is” basis Seller’s improved real property located at 9900 Spectrum Drive, Austin, Texas 78717 (the “Property”) for $41,000,000 in cash (the “Purchase Price”). As part of the sale transaction, Seller will enter into a 6-month leaseback of a portion of the Property from Buyer.

Within five (5) business days of the Effective Date, Buyer is required to deposit $835,000 into escrow (the “Earnest Money Deposit”), which amount shall be applicable to the Purchase Price at closing of the sale transaction. If Buyer approves the condition of the Property on or before 5:00 p.m. C.T. on November 22, 2023 (the “Due Diligence Deadline”) and thereafter fails to purchase the Property, which failure is due to breach or default by Buyer under the Agreement, the Earnest Money Deposit shall be delivered to Seller as liquidated damages pursuant to the terms of the Agreement.

Closing of the sale transaction is subject to customary closing conditions, including Buyer’s due diligence of the Property. Pursuant to the Agreement, Buyer has until the Due Diligence Deadline to review and approve or disapprove, in Buyer’s sole and absolute discretion, all matters that Buyer may elect to investigate concerning any aspect of the Property (the “Due Diligence Matters”). If Buyer approves the Due Diligence Matters (which approval is in Buyer’s sole and absolute discretion), then Buyer shall deliver written notice (the “Approval Notice”) to Seller on or prior to the Due Diligence Deadline. Buyer’s failure to deliver written notice to Seller on or prior to the Due Diligence Deadline shall constitute Buyer’s disapproval of the Due Diligence Matters, in which event the Agreement shall automatically terminate, neither Buyer nor Seller shall have any further obligation or liability to the other under the Agreement (other than those which expressly survive termination of the Agreement) and the Earnest Money Deposit will be returned to Buyer, in each case, without the requirement of additional documentation or agreement from either party.

Subject to the satisfaction of certain closing conditions set forth in the Agreement, the sale transaction will close on or before the date that is thirty (30) days after Buyer delivers the Approval Notice (such date, the “Closing Date”); provided that the Closing Date may be extended once each by Buyer and Seller for a period of up to four (4) business days pursuant to the terms of the Agreement. If the sale transaction fails to close by the Closing Date: (A) due to a failure of a closing condition, either Seller or Buyer shall have the right, in their sole and absolute discretion, to terminate the Agreement by written notice to the non-terminating party, in which event the Agreement shall be of no further force and effect and the Earnest Money Deposit will be returned to Buyer; (B) due to a default by Seller under the Agreement, Buyer shall have the right to (i) terminate the Agreement, in which event the Agreement shall be of no further force and effect, the Earnest Money Deposit will be returned to Buyer and Buyer shall be entitled to a reimbursement by Seller of its out-of-pocket costs incurred in connection with the transaction not to exceed $100,000, or (ii) to bring an action for specific performance within forty-five (45) days after the date of Seller’s default; and (C) due to a default by Buyer, Seller shall have the right, in its sole and absolute discretion, to terminate the Agreement by written notice to Buyer, in which event the Agreement shall be of no further force and effect and the Earnest Money Deposit shall be retained by Seller as liquidated damages pursuant to the terms of the Agreement.

The Agreement includes a number of customary provisions addressing matters such as title and title insurance, closing deliverables, representations and warranties of the Buyer and Seller, survival of certain representations and warranties for a period of time after the Closing Date, indemnification by Buyer and Seller for breach of their respective representations, warranties and covenants in the Agreement, a cap on Seller’s post-closing liability in limited instances and other matters.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to LegalZoom’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LegalZoom.com, Inc.

Date: October 17, 2023	By:	/s/ Nicole Miller
Nicole Miller
General Counsel and Corporate Secretary